UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On February 16, 2007, the Compensation Committee of the Board of Directors of DreamWorks Animation SKG, Inc. (the “Company”) approved the performance criteria for the cash bonuses for Lewis Coleman, Ann Daly and Katherine Kendrick for the year ending December 31, 2007. For 2007, these named executive officers will be eligible to receive a cash bonus under the Company’s 2004 Omnibus Incentive Compensation Plan based on the Company’s financial performance for 2007 as measured by the Company’s return on equity, production spending for films released in 2007 and overhead spending. Pursuant to the terms of their respective employment agreements with the Company, the bonus amount for Mr. Coleman ranges from $1,000,000 to $1,750,000; the bonus amount for Ms. Daly ranges from $750,000 to $1,500,000; and the bonus amount for Ms. Kendrick ranges from $300,000 to $600,000. Sixty percent (60%) of the bonus amount will be dependent upon the achievement of specified goals for the Company’s return on equity in 2007, twenty percent (20%) of the bonus amount will be dependent upon the achievement of specified goals for the Company’s production spending for films released in 2007 and the remaining twenty percent (20%) will be dependent upon the achievement of specified goals for the Company’s overhead spending. Actual bonuses payable for 2007, if any, will vary depending on the extent to which performance meets, exceeds, or falls short of the established performance goals for the year. In addition, the Compensation Committee retains negative discretion to decrease the bonuses that would be payable to these named executive officers regardless of the Company’s performance in 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: February 21, 2007	By:	/s/ Katherine Kendrick
Katherine Kendrick
General Counsel and Corporate Secretary